Exhibit 10.4

AWARD AGREEMENT OF PERFORMANCE-BASED
RESTRICTED STOCK UNITS
UNDER THE ATMOS ENERGY CORPORATION
1998 LONG-TERM INCENTIVE PLAN

     This Award Agreement of Performance-Based Restricted Stock Units is dated as of April 14, 2004, by and between Atmos Energy Corporation, a Texas and Virginia corporation (the “Company”), and «First» «Initial» «Last» «Jr» (“Grantee”), pursuant to the Company’s 1998 Long-Term Incentive Plan (the “Plan”). Capitalized terms that are used, but not defined, in this document shall have the meaning set forth in the Plan.

     Pursuant to authorization by the Human Resources Committee of the Board of Directors (the “Committee”), which has been designated by the Board of Directors of the Company to administer the Plan, the parties agree as follows.

1.     Grant of Units.

     The Company hereby grants to the Grantee a total of «SharesGranted» performance-based restricted stock units (“Units”) under the Plan, for no consideration from the Grantee, with the restrictions set forth below. Each such Unit shall be a notional share of common stock of the Company (“Common Stock”), with the value of each Unit being equal to the fair market value of a share of Common Stock at any time.

2.     Restrictions on Alienation of Units.

     Units awarded hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated in any manner, whether voluntarily, by operation of law, or otherwise, until the restrictions on the Units are removed and the Units are delivered to the Grantee in the form of shares of Common Stock in the manner described below in Section 8.

3.     Number of Units Awarded.

     The number of Units ultimately to be awarded to the Grantee upon vesting is contingent upon the cumulative amount of earnings per share achieved by the Company for the three year period, Fiscal Years 2004 through 2006. The percentage of Units earned for each level of the cumulative amount of earnings per share is illustrated in the performance schedule below. In addition, should the performance levels achieved be between the stated criteria below, straight-line interpolation will be used. For example, should the cumulative amount of earnings per share for the three-year period be $5.00, the percentage of Units earned would be 125% of the number of Units originally granted.

Performance-Based Restricted Stock Units
Performance Schedule for Grant of Performance Period FY 2004-2006

Performance Level	Cumulative 3-Yr. EPS	Restricted Stock Units Earned
Below Threshold	Less than $x.xx	0%
Threshold	$x.xx	50%
Target	$x.xx	100%
Maximum	$x.xx	150%

4.     Forfeiture of Units.

     All Units granted will be forfeited if, prior to the removal of restrictions on the Units awarded hereunder, the Grantee voluntarily terminates employment or is terminated for cause. Each Grantee, by his or her acceptance of the Units, agrees to execute any documents requested by the Company in connection with such forfeiture. Such provisions with respect to forfeited Units shall be specifically performable by the Company in a court of equity or law. Upon any forfeiture, all rights of the Grantee with respect to the forfeited Units shall cease and terminate, without any further obligation on the part of the Company.

5.     Removal of Restrictions due to Death, Disability, Involuntary Termination or Retirement.

     At the time and on the date of the Grantee’s death, disability, involuntary termination (other than termination for cause) or retirement (but not before attaining the age of 55) while employed by the Company or subsidiary of the Company, all restrictions placed on each Unit awarded shall be removed. The amount of the award of Units shall be prorated, which will be the product of the “Target” performance level discussed above in Section 3, multiplied by the ratio of months of service to 36 months of the measurement cycle. The Grantee, or his legal representatives, beneficiaries or heirs shall be entitled to a distribution of shares of Common Stock equal in number to such prorated amount of Units within 60 days after the terminating event. From and after the date of receipt of such shares, the Grantee or the Grantee’s estate, personal representative or beneficiary, as the case may be, shall have full rights of transfer or resale with respect to such stock subject to applicable state and federal regulations.

6.     Account Credits.

     No physical certificates representing the number of Units awarded shall be issued to the Grantee, but an account will be established and maintained for the Grantee, in which each grant of Units to the Grantee will be recorded, with the final number of Units as determined in accordance with Section 3 above. During such time, the Grantee shall not have any of the rights of a shareholder of the Company with respect to the Units, except that upon the vesting of the Units as described below in Section 8, the Grantee’s account shall be credited with the amount of Units equal to the amount of dividends that are declared and paid on shares of

Common Stock since the time of the grant (“dividend equivalents”). The number of Units upon which dividend equivalents will be credited for the benefit of the Grantee is the total amount of Units finally determined to have been earned by the Grantee at the end of the measurement cycle in accordance with Section 3 above. The total amount of each quarterly dividend equivalent shall be converted to Units, by dividing such dividend equivalent amount by the price of the Common Stock on the last trading day of the month during each quarter that such dividends are paid during the three-year measurement cycle.

7.     Adjustment Upon Changes in Stock.

     If there shall be any change in the number of shares of Common Stock outstanding resulting from subdivision, combination, or reclassification of shares, or through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure, an appropriate adjustment in the number of Units with respect to which restrictions have not lapsed shall be made by the Committee. Depending upon the change in corporate structure, the Committee will issue additional Units or substituted Units to the Grantee for his account, which shall have the same restrictions, terms and conditions as the original Units.

8.     Removal of Restrictions.

     The Grantee shall be entitled to a distribution of whole shares of Common Stock equal in number to the Units finally determined to be earned as set forth in Section 3 above, if the Grantee has been an employee of the Company or Subsidiary with continuous service of three years from the date of the Grant. Notwithstanding the foregoing provision, the Grantee shall, in the event of a “Change of Control” of the Company, as such term is defined in Section 2.6 of the Plan, have his Units converted to a whole number of shares and will receive his distribution of shares within 60 days after the time such Change of Control is deemed to have occurred. The number of shares to be distributed in such event will be at the “Target” performance level discussed above in Section 3.

9.     Withholding Requirement.

     Upon the removal or lapse of the restrictions on the Units, the amount of shares of Comon Stock to be distributed by the Company to the Grantee, which are equal to the number of Units finally determined to be earned by the Grantee as set forth in Sections 3 and 6 above, shall be subject to applicable withholding requirements for income and employment taxes arising from the removal or lapse of the restrictions on the Units.

     IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement as of the date first written above.

GRANTEE:

Signature:

Printed Name:

ATMOS ENERGY CORPORATION
By:
Robert W. Best
Chairman, President and Chief Executive Officer

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